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                                                                      EXHIBIT 99

                         [FIRST ALERT INC. LETTERHEAD]

CONTACT:

Mike Rohl                     Van Negris / Philip J. Denning
First Alert, Inc.             Kehoe, White, Savage & Co., Inc.
(630) 851-7330                (212) 888-1616

FOR IMMEDIATE RELEASE:

                     FIRST ALERT TO BE ACQUIRED BY SUNBEAM

AURORA, IL - March 2, 1998 - First Alert, Inc. (Nasdaq: ALRT) today announced that it has entered into a definitive agreement with Sunbeam Corporation (NYSE:
SOC) providing for the acquisition of First Alert by Sunbeam in a transaction valued at approximately $175 million which includes the assumption of existing debt.

Under the terms of the agreement, which has been approved by the Boards of Directors of both companies, Sunbeam will shortly commence a cash tender offer to acquire all the outstanding shares of common stock of First Alert at a price of $5.25 per share. After successful completion of the tender offer, remaining shares of First Alert will be acquired at the tender offer price through a merger.

First Alert's Board of Directors has received the opinion of each of Salomon Smith Barney and NationsBanc Montgomery Securities that the consideration payable in the tender offer and merger is fair, from a financial point of view, to First Alert's stockholders.

The consummation of the offer is subject to certain customary conditions, including expiration of the waiting period under the Hart-Scott-Rodino
Antitrust Improvement Act. Financing is not a condition to the completion of the transaction.

Sunbeam Corporation is a leading consumer products company that designs, manufacturers and markets, nationally and internationally, a diverse portfolio of brand name products. Sunbeam's Sunbeam --Registered Trademark-- and Oster --Registered Trademark-- brands have been household names for generations, both domestically and abroad, and the company is a market leader in many of its product categories.

B. Joseph Messner, President and Chief Executive Officer of First Alert, stated: "Our Board believes this is a positive transaction for all of our shareholders, customers and suppliers. Sunbeam's capabilities and financial strength will enable First Alert to aggressively pursue growth opportunities in the home safety market."

First Alert, Inc., through its subsidiaries, is a leading manufacturer and marketer of a broad range of residential safety products anchored by the Company's leadership position in the U.S. residential smoke and carbon monoxide detector product lines. The First Alert --Registered Trademark-- name is considered to be the most widely recognized consumer brand name in home safety.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including those set forth in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

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